Exhibit 99.1

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(amounts in thousands, except share and per share data)

	Three Months Ended Dec. 31,		Years Ended December 31,
	2020	2019	2020	2019
Operating costs and expenses:
General and administrative	$14,216	$743	$22,272	$3,626
Research and development	17,090	2,019	21,052	6,962

Total operating costs and expenses	31,306	2,763	43,324	10,588

Loss from operations	(31,306)	(2,763)	(43,324)	(10,588)
Other income (expense):
Other income (expense)	196	(25)	346	(33)
Interest expense	(284)	(158)	(1,610)	(178)
Changes in fair value - convertible equity security & embedded derivative	19,356	(71)	(10,053)	(80)

Total other income (expense)	19,269	(254)	(11,317)	(291)

Net loss	$(12,037)	$(3,017)	$(54,641)	$(10,879)

Basic and Diluted net loss per share	$(0.05)	$(0.03)	$(0.40)	$(0.10)
Basic and Diluted weighted average common shares outstanding	223,116,142	105,388,078	135,034,921	105,343,914

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(amounts in thousands, except share and per share data)

	As of December 31,
	2020	2019
Current assets:
Cash and cash equivalents	$991,158	$1,858
Prepaid expenses and other current assets	9,872	18

Total current assets	1,001,029	1,876

Non-current assets:
Property and equipment, net	945	65
Right of use asset, net	2,548	135
Other non-current assets	1,329	—
Intangible asset	58,041	—

Total noncurrent assets	62,862	200

Total assets	$1,063,892	$2,076

Current liabilities:
Accounts payable	$5,158	$2,135
Accrued expenses	7,408	928
Lease liabilities (short term)	655	144
Founders demand note payable	—	250

Total current liabilities	13,220	3,456

Non-current liabilities:
Customer deposits	3,527	946
Bridge notes payable	—	3,797
Lease liabilities	1,912	—

Total non-current liabilities	5,439	4,743

Total liabilities	18,659	8,199

Temporary equity	—	11,021
Stockholder’s equity (deficit)	1,045,232	(17,143)

Total liabilities and equity	$1,063,892	$2,076

Fisker Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(amounts in thousands, except share and per share data)

	Three Months Ended Dec. 31,		Years Ended December 31,
	2020	2019	2020	2019
Cash flows from Operating Activities
Net loss	$(12,037)	$(3,017)	$(54,641)	$(10,879)
Stock-based comp	377	42	711	85
Depreciation and Amortization	51	6	77	25
Change in operating assets and liabilities	206	383	395	3,151
Other operating activities	(18,660)	237	15,452	358

Net cash used in operating activities	(30,064)	(2,349)	(38,006)	(7,260)

Cash flows from Investing Activities
Purchase of property and equipment	(453)	—	(677)	(14)

Net cash used in investing activities	(453)	—	(677)	(14)

Cash flows from Financing Activities
Proceeds from issuance of bridge notes	—	2,496	5,372	3,579
Proceeds from issuance of convertible security	—	—	46,500	—
Proceeds from exercise of warrants / stock options	4	2	87	8
Proceeds from share issuance, net	976,694	—	976,023	—

Net cash provided by financing activities	976,699	2,498	1,027,982	3,586

Net increase / (decrease) in cash and cash equivalents	946,181	149	989,300	(3,688)
Cash and cash equivalents, beginning of period	44,976	1,710	1,858	5,546

Cash and cash equivalents, end of period	$991,158	$1,858	$991,158	$1,858

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